Freeport-McMoRan
Reports Fourth-Quarter and Year Ended December 31, 2017 Results

▪
Net income attributable to common stock totaled $1.0 billion, $0.71 per share, for fourth-quarter 2017. After adjusting for net gains of $291 million, $0.20 per share, fourth-quarter 2017 adjusted net income attributable to common stock totaled $750 million, $0.51 per share.

▪
Consolidated sales totaled 1.0 billion pounds of copper, 593 thousand ounces of gold and 24 million pounds of molybdenum for fourth-quarter 2017 and 3.7 billion pounds of copper, 1.6 million ounces of gold and 95 million pounds of molybdenum for the year 2017.

▪
Consolidated sales for the year 2018 are expected to approximate 3.9 billion pounds of copper, 2.4 million ounces of gold and 91 million pounds of molybdenum, including 1.0 billion pounds of copper, 675 thousand ounces of gold and 24 million pounds of molybdenum for first-quarter 2018.

▪	Average realized prices for fourth-quarter 2017 were $3.21 per pound for copper, $1,285 per ounce for gold and $9.79 per pound for molybdenum.

▪
Average unit net cash costs for fourth-quarter 2017 were $1.04 per pound of copper and $1.20 per pound for the year 2017. Unit net cash costs are expected to average $0.97 per pound of copper for the year 2018.

▪
Operating cash flows totaled $1.7 billion (including $0.2 billion in working capital sources and timing of other tax payments) for fourth-quarter 2017 and $4.7 billion (including $0.6 billion in working capital sources and timing of other tax payments) for the year 2017. Based on current sales volume and cost estimates, and assuming average prices of $3.15 per pound for copper, $1,300 per ounce for gold and $10.00 per pound for molybdenum, operating cash flows for the year 2018 are expected to exceed $5.8 billion (including $0.3 billion in working capital sources and timing of other tax payments).

▪
Capital expenditures for fourth-quarter 2017 totaled $390 million (including approximately $250 million for major mining projects) and $1.4 billion for the year 2017 (including $0.9 billion for major mining projects). Capital expenditures for the year 2018 are expected to approximate $2.1 billion, including $1.2 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district and development of the Lone Star oxide project.

▪
During fourth-quarter 2017, FCX repaid $1.7 billion in debt, including the redemption of $617 million of senior notes due 2020 and the repurchase of $74 million of senior notes due 2018 in open-market transactions.

▪
At December 31, 2017, consolidated cash totaled $4.4 billion and consolidated debt totaled $13.1 billion. FCX had no borrowings and $3.5 billion available under its revolving credit facility at December 31, 2017.

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PHOENIX, AZ, January 25, 2018 - Freeport-McMoRan Inc. (NYSE: FCX) reported net income attributable to common stock of $1.0 billion ($0.71 per share) for fourth-quarter 2017 and $1.8 billion ($1.25 per share) for the year 2017, compared with net income attributable to common stock of $292 million ($0.21 per share) for fourth-quarter 2016 and a net loss attributable to common stock of $4.2 billion ($3.16 per share) for the year 2016. After adjusting for net gains of $291 million ($0.20 per share) primarily related to tax benefits associated with U.S. tax reform, partly offset by charges for adjustments to environmental obligations, adjusted net income attributable to common stock totaled $750 million ($0.51 per share) for fourth-quarter 2017. Refer to the supplemental schedule, "Adjusted Net Income," on page VII, which is available on FCX's website, "fcx.com," for additional information.

Richard C. Adkerson, President and Chief Executive Officer, said, "During 2017, our global team’s focus on productivity and cost and capital discipline, together with improved market conditions for copper, produced solid results. We generated strong cash flows, continued to strengthen our balance sheet and advanced several long-term initiatives to build value for shareholders. Our actions during 2016 and 2017 achieved our debt reduction objectives efficiently while retaining a strong asset base for the future. As we enter 2018, our shareholders are well positioned to benefit from our global leadership position in copper, supported by a large, high-quality portfolio of long-lived geographically diverse assets and favorable copper market conditions. We are continuing to make significant progress in our ongoing negotiations with the Indonesian government to restore long-term stability for our Grasberg operations as we remain focused on executing our business strategy for the benefit of our shareholders and other stakeholders."

SUMMARY FINANCIAL DATA

	Three Months Ended December 31,			Years Ended December 31,
	2017		2016	2017		2016
	(in millions, except per share amounts)
Revenues[a,b]	$5,041		$4,377	$16,403		$14,830
Operating income (loss)[a]	$1,467		$703	$3,633		$(2,792)
Net income (loss) from continuing operations	$1,193		$202	$2,029		$(3,832)
Net income (loss) from discontinued operations	$16	[c]	$(2)	$66	[c]	$(193)
Net income (loss) attributable to common stock[d,e]	$1,041		$292	$1,817		$(4,154)
Diluted net income (loss) per share of common stock:
Continuing operations	$0.70		$0.22	$1.21		$(2.96)
Discontinued operations	0.01		(0.01)	0.04		(0.20)
	$0.71		$0.21	$1.25		$(3.16)
Diluted weighted-average common shares outstanding	1,455		1,410	1,454		1,318
Operating cash flows[f]	$1,664		$1,135	$4,682		$3,729
Capital expenditures	$390		$504	$1,410		$2,813
At December 31:
Cash and cash equivalents	$4,447		$4,245	$4,447		$4,245
Total debt, including current portion	$13,117		$16,027	$13,117		$16,027

a.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page IX, which are available on FCX's website, "fcx.com."

b.
Includes favorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $104 million ($42 million to net income attributable to common stock or $0.03 per share) in fourth-quarter 2017, $129 million ($57 million to net income attributable to common stock or $0.04 per share) in fourth-quarter 2016, $81 million ($34 million to net income attributable to common stock or $0.02 per share) for the year 2017 and $5 million ($2 million to net loss attributable to common stock or less than $0.01 per share) for the year 2016. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page IX, which is available on FCX's website, "fcx.com."

c.
Primarily reflects adjustments to the fair value of the potential $120 million in contingent consideration related to the 2016 sale of FCX's interest in TF Holdings Limited (TFHL), which totaled $74 million at December 31, 2017, and will continue to be adjusted through December 31, 2019.

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d.
Includes net gains (charges) of $291 million ($0.20 per share) in fourth-quarter 2017, $(59) million ($(0.04) per share) in fourth-quarter 2016, $113 million ($0.08 per share) for the year 2017 and $(4.5) billion ($3.39 per share) for the year 2016 that are described in the supplemental schedule, "Adjusted Net Income," on page VII, which is available on FCX's website, "fcx.com."

e.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page IX, which is available on FCX's website, "fcx.com."

f.
Includes net working capital sources (uses) and timing of other tax payments of $194 million in fourth-quarter 2017, $(396) million in fourth-quarter 2016, $589 million for the year 2017 and $87 million for the year 2016.

SUMMARY OPERATING DATA

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016[a]	2017	2016[a]
Copper (millions of recoverable pounds)
Production	1,007	1,131	3,737	4,222
Sales, excluding purchases	1,017	1,127	3,700	4,227
Average realized price per pound	$3.21	$2.48	$2.93	$2.28
Site production and delivery costs per pound[b]	$1.62	$1.44	$1.61	$1.42
Unit net cash costs per pound[b]	$1.04	$1.21	$1.20	$1.26
Gold (thousands of recoverable ounces)
Production	567	430	1,577	1,088
Sales, excluding purchases	593	405	1,562	1,079
Average realized price per ounce	$1,285	$1,174	$1,268	$1,238
Molybdenum (millions of recoverable pounds)
Production	22	22	92	80
Sales, excluding purchases	24	22	95	74
Average realized price per pound	$9.79	$8.27	$9.33	$8.33

a.
Excludes the results of the Tenke Fungurume (Tenke) mine, which was sold in November 2016 and is reported as discontinued operations. Copper sales from the Tenke mine totaled 59 million pounds in fourth-quarter 2016 and 424 million pounds for the year 2016.

b.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XII, which are available on FCX's website, "fcx.com."

Consolidated Sales Volumes
Fourth-quarter 2017 copper sales of 1.0 billion pounds approximated the October 2017 estimate and were lower than fourth-quarter 2016 sales of 1.1 billion pounds, primarily reflecting lower sales volumes in North America and at Cerro Verde.
Fourth-quarter 2017 gold sales of 593 thousand ounces were lower than the October 2017 estimate of 625 thousand ounces, primarily reflecting lower mill rates at PT Freeport Indonesia (PT-FI). Fourth-quarter 2017 gold sales were higher than fourth-quarter 2016 sales of 405 thousand ounces, primarily reflecting anticipated higher ore grades from Indonesia.
Fourth-quarter 2017 molybdenum sales of 24 million pounds were slightly higher than the October 2017 estimate of 23 million pounds and fourth-quarter 2016 sales of 22 million pounds.
Sales volumes for the year 2018 are expected to approximate 3.9 billion pounds of copper, 2.4 million ounces of gold and 91 million pounds of molybdenum, including 1.0 billion pounds of copper, 675 thousand ounces of gold and 24 million pounds of molybdenum in first-quarter 2018.

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Consolidated Unit Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.04 per pound of copper in fourth-quarter 2017 were lower than unit net cash costs of $1.21 per pound in fourth-quarter 2016, primarily reflecting higher by-product credits, partly offset by lower copper sales volumes and higher mining and milling costs in South America.
Assuming average prices of $1,300 per ounce of gold and $10.00 per pound of molybdenum for 2018 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $0.97 per pound of copper for the year 2018. The impact of price changes on 2018 consolidated unit net cash costs would approximate $0.03 per pound for each $50 per ounce change in the average price of gold and $0.025 per pound for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of FCX's North America copper mines produce molybdenum concentrate, gold and silver.
All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has significant undeveloped reserves and resources in North America and a portfolio of potential long-term development projects. Future investments will be undertaken based on the results of economic and technical feasibility studies, and are dependent on market conditions. FCX continues to study opportunities to reduce the capital intensity of its potential long-term development projects.
Through exploration drilling, FCX has identified a significant resource at its wholly owned Lone Star project located near the Safford operation in eastern Arizona. FCX has commenced a project to develop the Lone Star oxide ores with first production expected by the end of 2020. Total estimated capital costs for the project, including mine equipment and pre-production stripping, approximates $850 million and will benefit from the utilization of existing infrastructure at the adjacent Safford operation. Production from the Lone Star oxide ores is expected to average approximately 200 million pounds of copper per year with an approximate 20-year mine life. The project also advances the potential for development of a larger-scale district opportunity. FCX is conducting additional drilling as it continues to evaluate longer term opportunities available from the significant sulfide potential in the Lone Star/Safford minerals district.

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Operating Data. Following is summary consolidated operating data for the North America copper mines for the fourth quarters and years 2017 and 2016:

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Copper (millions of recoverable pounds)
Production	367	420	1,518	1,831
Sales, excluding purchases	354	416	1,484	1,841
Average realized price per pound	$3.15	$2.45	$2.85	$2.24

Molybdenum (millions of recoverable pounds)
Production[a]	8	8	33	33

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.79	$1.46	$1.64	$1.42
By-product credits	(0.21)	(0.13)	(0.17)	(0.12)
Treatment charges	0.10	0.11	0.10	0.11
Unit net cash costs	$1.68	$1.44	$1.57	$1.41

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XII, which are available on FCX's website, "fcx.com."

North America's consolidated copper sales volumes of 354 million pounds in fourth-quarter 2017 were lower than fourth-quarter 2016 sales of 416 million pounds, primarily reflecting anticipated lower ore grades. North America copper sales are estimated to approximate 1.5 billion pounds for the year 2018, compared with 1.5 billion pounds in 2017.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.68 per pound of copper in fourth-quarter 2017 were higher than unit net cash costs of $1.44 per pound in fourth-quarter 2016, primarily reflecting lower sales volumes.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.67 per pound of copper for the year 2018, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $10.00 per pound. North America's average unit net cash costs for the year 2018 would change by approximately $0.04 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. The Cerro Verde expansion project commenced operations in September 2015. The project expanded the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day, and averaged 374,200 metric tons of ore per day in fourth-quarter 2017. Cerro Verde's expanded operations benefit from its large-scale, long-lived reserves and cost efficiencies.
FCX continues to evaluate a major expansion at El Abra to process additional sulfide material and to achieve higher recoveries. Exploration results at El Abra indicate a significant sulfide resource, which could potentially support a major mill project similar to facilities recently constructed at Cerro Verde. Future investments will depend on technical studies, which are being advanced, economic factors and market conditions.

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Operating Data. Following is summary consolidated operating data for the South America mining operations for the fourth quarters and years 2017 and 2016:

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Copper (millions of recoverable pounds)
Production	303	342	1,235	1,328
Sales	312	359	1,235	1,332
Average realized price per pound	$3.22	$2.50	$2.97	$2.31

Molybdenum (millions of recoverable pounds)
Production[a]	6	7	27	21

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.71	$1.35	$1.59	$1.26
By-product credits	(0.20)	(0.10)	(0.18)	(0.10)
Treatment charges	0.21	0.25	0.22	0.24
Royalty on metals	0.01	0.01	0.01	0.01
Unit net cash costs	$1.73	$1.51	$1.64	$1.41

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XII, which are available on FCX's website, "fcx.com."

South America's consolidated copper sales volumes of 312 million pounds in fourth-quarter 2017 were lower than fourth-quarter 2016 sales of 359 million pounds, primarily reflecting lower recovery rates at Cerro Verde. Sales from South America mining are expected to approximate 1.2 billion pounds of copper for the year 2018, compared with 1.2 billion pounds of copper in 2017.
Average unit net cash costs (net of by-product credits) for South America mining of $1.73 per pound of copper in fourth-quarter 2017 were higher than unit net cash costs of $1.51 per pound in fourth-quarter 2016, primarily reflecting lower sales volumes and higher mining and milling costs at Cerro Verde, partly offset by higher by-product credits. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.63 per pound of copper for the year 2018, based on current sales volume and cost estimates and assuming an average price of $10.00 per pound of molybdenum.

Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrate that contains significant quantities of gold and silver.
Regulatory Matters. PT-FI continues to actively engage with Indonesian government officials to address regulatory changes that conflict with its contractual rights in a manner that provides long-term stability for PT-FI’s operations and investment plans, and protects value for FCX’s shareholders.
Following a framework understanding reached in August 2017, the parties have been engaged in negotiation and documentation of a special license (IUPK) and accompanying documentation for assurances on legal and fiscal terms to provide PT-FI with long-term rights through 2041. In addition, the IUPK would provide that PT-FI construct a smelter within five years of reaching a definitive agreement and include agreement for the divestment of 51 percent of the project area interests to Indonesian participants at fair market value.

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In late 2017, the Indonesian government (including the regional government of Papua Province and Mimika Regency) and PT Indonesia Asahan Aluminium (Inalum), a state-owned enterprise, which will lead a consortium of investors, agreed to form a special purpose company to acquire Grasberg project area interests. Inalum is owned 100 percent by the Indonesian government and currently holds 9.36 percent of PT-FI's outstanding common stock.
FCX is engaged in discussions with Inalum and PT-FI’s joint venture partner regarding potential arrangements that would result in the Inalum consortium acquiring interests that would meet the Indonesian government’s 51 percent ownership objective in a manner satisfactory to all parties, and in a structure that would provide for continuity of FCX’s management of PT-FI’s operations and governance of the business. The parties continue to negotiate documentation on a comprehensive agreement for PT-FI’s extended operations and to reach agreement on timing, process and governance matters relating to the divestment. The parties have a mutual objective of completing negotiations and the required documentation during the first half of 2018.
In December 2017, the Indonesian government extended PT-FI’s temporary IUPK to June 30, 2018, and PT-FI is seeking an extension of its export license which currently expires on February 16, 2018, to enable normal operations to continue during the negotiation period.
Until a definitive agreement is reached, PT-FI has reserved all rights under its Contract of Work (COW).
Operating and Development Activities. PT-FI is currently mining the final phase of the Grasberg open pit, which contains high copper and gold ore grades. PT-FI expects to mine high-grade ore over the next several quarters prior to transitioning to the Grasberg Block Cave underground mine in the first half of 2019.
PT-FI has several projects in the Grasberg minerals district related to the development of its large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit. Substantial progress has been made to prepare for the transition to mining of the Grasberg Block Cave underground mine. Mine development activities are sufficiently advanced to commence caving in early 2019. The ore flow system and underground rail line are expected to be installed during 2018.
Subject to reaching a definitive agreement with the Indonesian government to support PT-FI's long-term investment plans, estimated annual capital spending on these projects would average $0.9 billion per year ($0.7 billion per year net to PT-FI) over the next five years. Considering the long-term nature and size of these projects, actual costs could vary from these estimates. In response to market conditions and Indonesian regulatory uncertainty, timing of these expenditures continues to be reviewed. If PT-FI is unable to reach a definitive agreement with the Indonesian government on its long-term mining rights, FCX intends to reduce or defer investments significantly in its underground development projects and will pursue dispute resolution procedures under its COW.

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Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the fourth quarters and years 2017 and 2016:

	Three Months Ended December 31,			Years Ended December 31,
	2017		2016	2017		2016
Copper (millions of recoverable pounds)
Production	337		369	984		1,063
Sales	351		352	981		1,054
Average realized price per pound	$3.25		$2.48	$3.00		$2.32

Gold (thousands of recoverable ounces)
Production	562		424	1,554		1,061
Sales	584		401	1,540		1,054
Average realized price per ounce	$1,285		$1,174	$1,268		$1,237

Unit net cash (credits) costs per pound of copper[a]
Site production and delivery, excluding adjustments	$1.36	[b]	$1.50	$1.58	[b]	$1.63
Gold and silver credits	(2.18)		(1.34)	(2.05)		(1.30)
Treatment charges	0.26		0.27	0.27		0.28
Export duties	0.15		0.09	0.12		0.09
Royalty on metals	0.19		0.13	0.17		0.13
Unit net cash (credits) costs	$(0.22)		$0.65	$0.09		$0.83

a.
For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XII, which are available on FCX's website, "fcx.com."

b.
Excludes fixed costs charged directly to production and delivery costs totaling $8 million ($0.02 per pound of copper) in fourth-quarter 2017 and $120 million ($0.12 per pound of copper) for the year 2017 associated with workforce reductions.

Indonesia's consolidated copper sales of 351 million pounds in fourth-quarter 2017 approximated fourth-quarter 2016 sales of 352 million pounds. Indonesia's consolidated gold sales of 584 thousand ounces in fourth-quarter 2017 were higher than fourth-quarter 2016 sales of 401 thousand ounces, reflecting higher gold ore grades.
PT-FI's labor productivity continues to improve following disruptions that occurred in the first half of 2017. During fourth-quarter 2017, PT-FI and union officials reached terms for a new two-year labor agreement, effective October 1, 2017.
Assuming achievement of planned operating rates for 2018, consolidated sales volumes from Indonesia mining are expected to approximate 1.2 billion pounds of copper and 2.4 million ounces of gold for the year 2018, compared with 1.0 billion pounds of copper and 1.5 million ounces of gold for the year 2017.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes and other factors. As a result of higher gold and silver credits, Indonesia had unit net cash credits (including gold and silver credits) of $0.22 per pound of copper in fourth-quarter 2017, compared with unit net cash costs of $0.65 per pound in fourth-quarter 2016.
Assuming an average gold price of $1,300 per ounce for 2018 and achievement of current sales volume and cost estimates, unit net cash credits (including gold and silver credits) for Indonesia mining are expected to approximate $0.57 per pound of copper for the year 2018. Indonesia mining's unit net cash credits for the year 2018 would change by approximately $0.09 per pound for each $50 per ounce change in the average price of gold. Because of the fixed nature of a large portion of Indonesia's costs, unit net cash credits/costs vary from quarter to quarter depending on copper and gold volumes.

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Indonesia mining's projected sales volumes for the year 2018 are dependent on a number of factors, including operational performance, workforce productivity, timing of shipments, the extension of PT-FI's export license (which currently expires on February 16, 2018), the extension of PT-FI's IUPK after June 30, 2018, and satisfactory progress on the resolution of PT-FI's long-term mining rights.

Molybdenum Mines. FCX has two wholly owned molybdenum mines - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrate produced at the Henderson and Climax mines, as well as from FCX's North America and South America copper mines, is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 8 million pounds of molybdenum in fourth-quarter 2017 and 7 million pounds in fourth-quarter 2016. Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales and average realized prices, which includes sales of molybdenum produced at the Molybdenum mines, and from FCX's North America and South America copper mines.
Unit net cash costs for the Molybdenum mines averaged $8.40 per pound of molybdenum in fourth-quarter 2017 and $8.26 per pound in fourth-quarter 2016. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $9.00 per pound of molybdenum for the year 2018.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XII, which are available on FCX's website, "fcx.com."

Mining Exploration Activities.     FCX's mining exploration activities are generally associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions in North America and South America. Exploration spending is expected to approximate $65 million for the year 2018, compared to $72 million in 2017.

Preliminary Recoverable Proven and Probable Mineral Reserves. FCX has significant reserves, resources and future development opportunities within its portfolio of mining assets. FCX's preliminary estimated consolidated recoverable proven and probable reserves from its mines at December 31, 2017, include 86.7 billion pounds of copper, 23.5 million ounces of gold and 2.84 billion pounds of molybdenum, which were determined using $2.00 per pound for copper, $1,000 per ounce for gold and $10.00 per pound for molybdenum. The preliminary recoverable proven and probable mining reserves presented in the table below represent the estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable. Recoverable reserve volumes are those which FCX estimates can be economically and legally extracted or produced at the time of the reserve determination.

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	Preliminary Recoverable Proven and Probable Mineral Reserves
	Estimated at December 31, 2017
	Copper	Gold	Molybdenum
	(billion pounds)	(million ounces)	(billion pounds)
North America	33.5	0.3	2.22
South America	28.1	—	0.62
Indonesia[a]	25.1	23.2	—
Consolidated basis[b]	86.7	23.5	2.84

Net equity interest[c]	71.3	21.3	2.56

a.
Preliminary recoverable proven and probable reserves from Indonesia reflect estimates of minerals that can be recovered through the end of 2041. Refer to "Indonesia Mining" above and to "Risk Factors" in FCX's U.S Securities and Exchange Commission (SEC) filings for discussion of PT-FI's COW and Indonesia regulatory matters.

b.
Consolidated reserves represent estimated metal quantities after reduction for joint venture partner interests at the Morenci mine in North America and the Grasberg minerals district in Indonesia. Excluded from the table above were FCX’s estimated recoverable proven and probable reserves of 273.4 million ounces of silver, which were determined using $15 per ounce.

c.
Net equity interest reserves represent estimated consolidated metal quantities further reduced for noncontrolling interest ownership. Excluded from the table above were FCX’s estimated recoverable proven and probable reserves of 218.2 million ounces of silver.

The following table summarizes changes in FCX's preliminary estimated consolidated recoverable proven and probable copper, gold and molybdenum reserves during 2017:

	Copper		Gold	Molybdenum
	(billions of lbs)		(millions of ozs)	(billions of lbs)
Reserves at December 31, 2016	86.8		26.1	2.95
Net additions (revisions)	3.6	[a]	(1.0)	(0.02)
Production	(3.7)		(1.6)	(0.09)
Reserves at December 31, 2017	86.7		23.5	2.84

a. Includes 4.4 billion pounds associated with the Lone Star project located near the Safford mine.
In addition to the preliminary consolidated recoverable proven and probable reserves, FCX's preliminary estimated mineralized material at December 31, 2017, which was assessed using $2.20 per pound for copper, totaled 92 billion pounds of incremental contained copper (including 5 billion pounds associated with Kisanfu in the Democratic Republic of Congo, which is an asset held for sale). FCX continues to pursue opportunities to convert this material into reserves, future production volumes and cash flow.

CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $1.7 billion (including $0.2 billion in working capital sources and timing of other tax payments) in fourth-quarter 2017 and $4.7 billion (including $0.6 billion in working capital sources and timing of other tax payments) for the year 2017.
Based on current sales volume and cost estimates, and assuming average prices of $3.15 per pound of copper, $1,300 per ounce of gold and $10.00 per pound of molybdenum, FCX's consolidated operating cash flows are estimated to exceed $5.8 billion for the year 2018 (including $0.3 billion in working capital sources and timing of other tax payments). The impact of price changes during 2018 on operating cash flows would approximate $360 million for each $0.10 per pound change in the average price of copper, $115 million for each $50 per ounce change in the average price of gold and $130 million for each $2 per pound change in the average price of molybdenum.

Freeport-McMoRan	10

Capital Expenditures. Capital expenditures totaled $390 million for fourth-quarter 2017 (including approximately $250 million for major mining projects) and $1.4 billion for the year ended 2017 (including $0.9 billion for major mining projects). Capital expenditures are expected to approximate $2.1 billion for the year 2018, including $1.2 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district and development of the Lone Star oxide project.
If PT-FI is unable to reach a definitive agreement with the Indonesian government on its long-term mining rights, FCX intends to reduce or defer investments significantly in its underground development projects and will pursue dispute resolution procedures under its COW.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at December 31, 2017 (in billions):

Cash at domestic companies	$3.3
Cash at international operations	1.1
Total consolidated cash and cash equivalents	4.4
Noncontrolling interests' share	(0.4)
Cash, net of noncontrolling interests' share	4.0
Withholding taxes and other	—
Net cash available	$4.0

Debt. Following is a summary of total debt and the related weighted-average interest rates at December 31, 2017 (in billions, except percentages):

		Weighted-
		Average
		Interest Rate
Senior Notes	$11.8	4.4%
Cerro Verde credit facility	1.3	3.5%
Total debt	$13.1	4.3%

During fourth-quarter 2017, FCX redeemed $617 million aggregate principal amount of senior notes due 2020 and repurchased $74 million of FCX senior notes due 2018 in open-market transactions, resulting in annual cash interest savings of over $40 million. During fourth-quarter 2017, FCX also repaid $730 million of senior notes due 2017 and $220 million of the Cerro Verde credit facility. Debt repayments in fourth-quarter 2017 totaled $1.7 billion.
At December 31, 2017, FCX had no borrowings, $13 million in letters of credit issued and $3.5 billion available under its revolving credit facility.

FINANCIAL POLICY
In December 2015, FCX's common stock dividend was suspended. The declaration of dividends is at the discretion of the Board of Directors (the Board) and will depend upon FCX’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

Freeport-McMoRan	11

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's fourth-quarter 2017 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, February 23, 2018.
-----------------------------------------------------------------------------------------------------------
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world's largest publicly traded copper producer. FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, operating cash flows, anticipated tax refunds resulting from U.S. tax reform, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold and molybdenum price changes, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, and share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. This press release also contains forward-looking statements and estimates regarding the anticipated effects of the Tax Cuts and Jobs Act enacted on December 22, 2017. These statements and estimates are based on FCX's current interpretation of this legislation, which may change as a result of additional implementation guidance, changes in assumptions, and potential future refinements of or revisions to calculations.
This press release also includes forward-looking statements regarding mineralized material not included in proven and probable mineral reserves. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support the estimated tonnage and average metal grades. Such a deposit cannot qualify as recoverable proven and probable reserves until legal and economic feasibility are confirmed based upon a comprehensive evaluation of development costs, unit costs, grades, recoveries and other material factors. Accordingly, no assurance can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.
    FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; production rates; potential inventory adjustments; potential impairment of long-lived mining assets; the outcome of negotiations with the Indonesian government regarding PT-FI's long-term mining rights; the potential effects of violence in Indonesia generally and in the province of Papua; industry risks; regulatory changes; political risks; labor relations; weather- and climate-related risks; environmental risks; litigation results (including the final disposition of Indonesian tax disputes and the outcome of Cerro Verde's royalty dispute with the Peruvian national tax authority); and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC as updated by FCX's subsequent filings with the SEC. With respect to FCX's operations in Indonesia, such factors include whether PT-FI will be able to resolve complex regulatory matters in Indonesia and continue to export copper after February 16, 2018.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

Freeport-McMoRan	12

FREEPORT-McMoRan INC.
SELECTED OPERATING DATA

	Three Months Ended December 31,
	2017	2016	2017		2016
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	183	190	176		188
Bagdad (100%)	45	38	42		39
Safford (100%)	34	57	34		56
Sierrita (100%)	39	40	37		39
Miami (100%)	5	5	4		6
Chino (100%)	47	69	47		69
Tyrone (100%)	14	20	14		18
Other (100%)	—	1	—		1
Total North America	367	420	354		416

South America
Cerro Verde (53.56%)	256	293	259		307
El Abra (51%)	47	49	53		52
Total South America	303	342	312		359

Indonesia
Grasberg (90.64%)[b]	337	369	351		352
Consolidated - continuing operations	1,007	1,131	1,017	[c]	1,127	[c]
Discontinued operations - Tenke Fungurume (Tenke) (56%)[d]	—	69	—		59
Total	1,007	1,200	1,017		1,186
Less noncontrolling interests	173	225	179		227
Net	834	975	838		959

Average realized price per pound (continuing operations)			$3.21		$2.48

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	5	6	9		4
Indonesia (90.64%)[b]	562	424	584		401
Consolidated	567	430	593		405
Less noncontrolling interests	52	40	55		38
Net	515	390	538		367

Average realized price per ounce			$1,285		$1,174

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	3	3	N/A		N/A
Climax (100%)	5	4	N/A		N/A
North America copper mines (100%)[a]	8	8	N/A		N/A
Cerro Verde (53.56%)	6	7	N/A		N/A
Consolidated	22	22	24		22
Less noncontrolling interests	3	3	3		2
Net	19	19	21		20

Average realized price per pound			$9.79		$8.27

U.S. OIL AND GAS OPERATIONS[e]:	Sales Volumes		Sales per Day
Oil (thousand barrels, or MBbls)	407	8,273	4		90
Natural gas (million cubic feet or MMcf)	2,418	12,852	26		140
Natural gas liquids (NGLs) (MBbls)	21	76	—		1
Thousand barrels of oil equivalents (MBOE)	831	10,492	9		114

a. Amounts are net of Morenci's undivided joint venture partners' interest.

b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

c. Consolidated sales volumes exclude purchased copper of 78 million pounds in fourth-quarter 2017 and 57 million pounds in fourth-quarter 2016.

d. On November 16, 2016, FCX completed the sale of its interest in the Tenke mine.

e. During 2016, FCX completed the sales of a majority of its oil and gas properties.

I

FREEPORT-McMoRan INC.
SELECTED OPERATING DATA (continued)

	Years Ended December 31,
	2017	2016	2017		2016
MINING OPERATIONS:	Production		Sales
Copper (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	737	848	713		855
Bagdad (100%)	173	177	164		180
Safford (100%)	150	230	154		229
Sierrita (100%)	160	162	154		162
Miami (100%)	19	25	18		27
Chino (100%)	215	308	217		308
Tyrone (100%)	61	76	61		75
Other (100%)	3	5	3		5
Total North America	1,518	1,831	1,484		1,841

South America
Cerro Verde (53.56%)	1,062	1,108	1,062		1,105
El Abra (51%)	173	220	173		227
Total South America	1,235	1,328	1,235		1,332

Indonesia
Grasberg (90.64%)[b]	984	1,063	981		1,054
Consolidated - continuing operations	3,737	4,222	3,700	[c]	4,227	[c]
Discontinued operations - Tenke (56%)[d]	—	425	—		424
Total	3,737	4,647	3,700		4,651
Less noncontrolling interests	670	909	670		910
Net	3,067	3,738	3,030		3,741

Average realized price per pound (continuing operations)			$2.93		$2.28

Gold (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	23	27	22		25
Indonesia (90.64%)[b]	1,554	1,061	1,540		1,054
Consolidated	1,577	1,088	1,562		1,079
Less noncontrolling interests	145	99	144		99
Net	1,432	989	1,418		980

Average realized price per ounce			$1,268		$1,238

Molybdenum (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	12	10	N/A		N/A
Climax (100%)	20	16	N/A		N/A
North America (100%)[a]	33	33	N/A		N/A
Cerro Verde (53.56%)	27	21	N/A		N/A
Consolidated	92	80	95		74
Less noncontrolling interests	13	9	12		6
Net	79	71	83		68

Average realized price per pound			$9.33		$8.33

U.S. OIL AND GAS OPERATIONS[e]:	Sales Volumes		Sales per Day
Oil (MBbls)	1,797	34,371	5		94
Natural gas (MMcf)	15,767	65,085	43		178
NGLs (MBbls)	207	1,839	1		5
MBOE	4,632	47,058	13		128

a. Amounts are net of Morenci's undivided joint venture partners' interest; effective May 31, 2016, FCX's undivided interest in Morenci was prospectively reduced from 85 percent to 72 percent. The year 2016 includes approximately 60 million pounds of copper from the 13 percent undivided interest in Morenci that FCX sold in May 2016.

b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

c. Consolidated sales volumes exclude purchased copper of 273 million pounds for the year 2017 and 188 million pounds for the year 2016.

d. On November 16, 2016, FCX completed the sale of its interest in the Tenke mine.

e. During 2016, FCX completed the sales of a majority of its oil and gas properties.

II

FREEPORT-McMoRan INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	664,900	663,700	679,000	737,400
Average copper ore grade (percent)	0.27	0.30	0.28	0.31
Copper production (millions of recoverable pounds)	282	303	1,121	1,224

Mill Operations
Ore milled (metric tons per day)	297,800	302,300	299,500	300,500
Average ore grades (percent):
Copper	0.37	0.44	0.39	0.47
Molybdenum	0.02	0.03	0.03	0.03
Copper recovery rate (percent)	85.9	83.0	86.4	85.5
Production (millions of recoverable pounds):
Copper	156	193	683	854
Molybdenum	9	10	36	37

100% South America Mining
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	160,600	128,200	142,800	149,100
Average copper ore grade (percent)	0.36	0.43	0.37	0.41
Copper production (millions of recoverable pounds)	65	78	255	328

Mill Operations
Ore milled (metric tons per day)	374,200	366,500	360,100	353,400
Average ore grades (percent):
Copper	0.43	0.43	0.44	0.43
Molybdenum	0.01	0.02	0.02	0.02
Copper recovery rate (percent)	76.7	85.1	81.2	85.8
Production (millions of recoverable pounds):
Copper	238	264	980	1,000
Molybdenum	6	7	27	21

100% Indonesia Mining
Ore milled (metric tons per day):[a]
Grasberg open pit	133,200	126,900	101,800	119,700
Deep Ore Zone underground mine	36,700	36,000	31,200	38,000
Deep Mill Level Zone (DMLZ) underground mine[b]	3,700	2,500	3,200	4,400
Grasberg Block Cave underground mine[b]	3,800	3,000	3,600	2,700
Big Gossan underground mine[b]	700	1,500	600	900
Total	178,100	169,900	140,400	165,700
Average ore grades:
Copper (percent)	1.03	1.08	1.01	0.91
Gold (grams per metric ton)	1.28	0.97	1.15	0.68
Recovery rates (percent):
Copper	91.8	92.0	91.6	91.0
Gold	85.2	83.7	85.0	82.2
Production (recoverable):
Copper (millions of pounds)	326	327	996	1,063
Gold (thousands of ounces)	562	397	1,554	1,061

100% Molybdenum Mines
Ore milled (metric tons per day)	22,300	20,000	22,500	18,300
Average molybdenum ore grade (percent)	0.19	0.18	0.20	0.21
Molybdenum production (millions of recoverable pounds)	8	7	32	26

a. Amounts represent the approximate average daily throughput processed at PT Freeport Indonesia's (PT-FI) mill facilities from each producing mine and from development activities that result in metal production.

b. Targeted production rates once the DMLZ underground mine reaches full capacity are expected to approximate 80,000 metric tons of ore per day in 2021; production from the Grasberg Block Cave underground mine is expected to commence in the first half of 2019, and production from the Big Gossan underground mine restarted in fourth-quarter 2017.

III

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2017		2016		2017		2016
	(In Millions, Except Per Share Amounts)
Revenues[a]	$5,041		$4,377		$16,403		$14,830
Cost of sales:
Production and delivery	2,811	[b]	2,740	[b]	10,300	[b,c]	10,697	[b]
Depreciation, depletion and amortization	457		593		1,714		2,530
Metals inventory adjustments	—		9	[b]	8	[b]	36	[b]
Impairment of oil and gas properties	—		—		—		4,317
Total cost of sales	3,268		3,342		12,022		17,580
Selling, general and administrative expenses	118		199	[b]	484	[b]	607	[b]
Mining exploration and research expenses	33		18		94		64
Environmental obligations and shutdown costs[d]	170		2		251		20
Net (gain) loss on sales of assets	(15)		113		(81)		(649)
Total costs and expenses	3,574		3,674		12,770		17,622
Operating income (loss)	1,467		703		3,633		(2,792)
Interest expense, net[e]	(168)		(181)		(801)	[c]	(755)
Net gain (loss) on early extinguishment and exchanges of debt	13		(25)		21		26
Other income (expense), net	13		(5)		49		49
Income (loss) from continuing operations before income taxes and equity in affiliated companies' net earnings	1,325		492		2,902		(3,472)
Provision for income taxes[f]	(136)		(292)		(883)	[c]	(371)
Equity in affiliated companies' net earnings	4		2		10		11
Net income (loss) from continuing operations	1,193		202		2,029		(3,832)
Net income (loss) from discontinued operations[g]	16		(2)		66		(193)
Net income (loss)	1,209		200		2,095		(4,025)
Net income attributable to noncontrolling interests:
Continuing operations	(168)		(81)		(274)	[c]	(227)
Discontinued operations	—		(19)		(4)		(63)
Gain on redemption and preferred dividends attributable to redeemable noncontrolling interest	—		192		—		161
Net income (loss) attributable to FCX common stock[h]	$1,041		$292		$1,817		$(4,154)

Diluted net income (loss) per share attributable to common stock:
Continuing operations	$0.70		$0.22		$1.21		$(2.96)
Discontinued operations	0.01		(0.01)		0.04		(0.20)
	$0.71		$0.21		$1.25		$(3.16)

Weighted-average common shares outstanding:
Basic	1,448		1,403		1,447		1,318
Diluted	1,455		1,410		1,454		1,318

a.
Revenues include adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods, which are summarized in the supplemental schedule, "Derivative Instruments," on page IX. The fourth quarter and year 2016 also include net noncash mark-to-market losses associated with oil derivative contracts, which are summarized in the supplemental schedule, “Adjusted Net Income,” on page VII.

b.	Includes net charges at mining and oil and gas operations, which are summarized in the supplemental schedule, “Adjusted Net Income,” on page VII.

c.
Includes net charges of $186 million associated with disputed Cerro Verde royalties for prior years, consisting of $203 million to production and delivery costs, $145 million to interest expense and $7 million to provision for income taxes, net of $169 million to noncontrolling interests.

d.	The increase in the fourth quarter and year 2017, compared to the 2016 periods, primarily reflects adjustments to environmental obligations resulting from revised cost estimates.

e.
Consolidated interest costs (before capitalization and excluding interest expense associated with disputed Cerro Verde royalties) totaled $194 million in fourth-quarter 2017, $207 million in fourth-quarter 2016, $777 million for the year 2017 and $854 million for the year 2016.

f.	Refer to the supplemental schedule, "Income Taxes," on page VIII for a summary of FCX's provision for income taxes.

g.	Refer to the supplemental schedule, “Adjusted Net Income,” on page VII for a summary of gains (losses) from discontinued operations.

h.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Refer to the supplemental schedule, "Deferred Profits," on page IX for a summary of net impacts from changes in these deferrals.

IV

FREEPORT-McMoRan INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2017	2016
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$4,447	$4,245
Trade accounts receivable	1,246	1,126
Income and other tax receivables	325	879
Inventories:
Mill and leach stockpiles	1,422	1,338
Materials and supplies, net	1,305	1,306
Product	1,166	998
Other current assets	270	199
Held for sale	598	344
Total current assets	10,779	10,435
Property, plant, equipment and mine development costs, net	22,836	23,219
Oil and gas properties, subject to amortization, less accumulated amortization and impairments	8	74
Long-term mill and leach stockpiles	1,409	1,633
Other assets	2,270	1,956
Total assets	$37,302	$37,317

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,321	$2,393
Current portion of debt	1,414	1,232
Accrued income taxes	565	66
Current portion of environmental and asset retirement obligations	388	369
Held for sale	350	205
Total current liabilities	5,038	4,265
Long-term debt, less current portion	11,703	14,795
Deferred income taxes	3,622	3,768
Environmental and asset retirement obligations, less current portion	3,631	3,487
Other liabilities	2,012	1,745
Total liabilities	26,006	28,060

Equity:
Stockholders' equity:
Common stock	158	157
Capital in excess of par value	26,751	26,690
Accumulated deficit	(14,722)	(16,540)
Accumulated other comprehensive loss	(487)	(548)
Common stock held in treasury	(3,723)	(3,708)
Total stockholders' equity	7,977	6,051
Noncontrolling interests	3,319	3,206
Total equity	11,296	9,257
Total liabilities and equity	$37,302	$37,317

V

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31,
	2017	2016
	(In Millions)
Cash flow from operating activities:
Net income (loss)	$2,095	$(4,025)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,714	2,610
U.S. tax reform benefit	(393)	—
Net charges for Cerro Verde royalty dispute	355	—
Payments for Cerro Verde royalty dispute	(53)	(30)
Impairment of oil and gas properties	—	4,317
Oil and gas non-cash drillship settlement costs and other adjustments	(33)	803
Net gain on sales of assets	(81)	(649)
Stock-based compensation	71	86
Net charges for environmental and asset retirement obligations, including accretion	383	191
Payments for environmental and asset retirement obligations	(131)	(242)
Net charges for defined pension and postretirement plans	120	113
Pension plan contributions	(174)	(57)
Net gain on early extinguishment and exchanges of debt	(21)	(26)
Deferred income taxes	76	239
(Gain) loss on disposal of discontinued operations	(57)	198
Decrease in long-term mill and leach stockpiles	224	10
Oil and gas contract settlement payments	(70)	—
Other, net	68	104
Changes in working capital and tax payments, excluding disposition amounts:
Accounts receivable	427	(175)
Inventories	(393)	117
Other current assets	(28)	37
Accounts payable and accrued liabilities	110	(28)
Accrued income taxes and timing of other tax payments	473	136
Net cash provided by operating activities	4,682	3,729

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(167)	(102)
South America	(115)	(382)
Indonesia	(875)	(1,025)
Molybdenum mines	(5)	(2)
Other, including oil and gas operations	(248)	(1,302)
Proceeds from sales of:
Interest in TF Holdings Limited	—	2,664
Deepwater GOM and onshore California oil and gas properties	—	2,272
Additional interest in Morenci	—	996
Other assets	72	423
Other, net	(25)	8
Net cash (used in) provided by investing activities	(1,363)	3,550

Cash flow from financing activities:
Proceeds from debt	955	3,681
Repayments of debt	(3,812)	(7,625)
Net proceeds from sale of common stock	—	1,515
Cash dividends paid:
Common stock	(2)	(6)
Noncontrolling interests	(174)	(693)
Stock-based awards net payments	(10)	(6)
Debt financing costs and other, net	(12)	(32)
Net cash used in financing activities	(3,055)	(3,166)

Net increase in cash and cash equivalents	264	4,113
Increase in cash and cash equivalents in assets held for sale	(62)	(45)
Cash and cash equivalents at beginning of year	4,245	177
Cash and cash equivalents at end of year	$4,447	$4,245

VI

FREEPORT-McMoRan INC.
ADJUSTED NET INCOME

Adjusted net income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income (loss) attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended December 31,
	2017				2016
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$1,041	$0.71	N/A		$292	$0.21

Net mining charges	(21)	[b]	(18)	(0.01)	(25)		(15)	(0.01)
Oil and gas restructuring and other net credits (costs)	5		5	—	(39)	[c]	(39)	(0.02)
Oil and gas idle rig costs/drillship settlements	—		—	—	(103)		(103)	(0.07)
Net noncash mark-to-market losses on oil derivative contracts	—		—	—	(41)		(41)	(0.03)
Net adjustments to environmental obligations and related litigation reserves	(157)		(157)	(0.11)	5		5	—
Net gain (loss) on sales of assets	15		15	0.01	(113)		(108)	(0.08)
Net gain (loss) on early extinguishment and exchanges of debt	13		13	0.01	(25)		(25)	(0.02)
Net tax credits[d]	N/A		417	0.29	N/A		84	0.06
Gain (loss) on discontinued operations	16	[e]	16	0.01	(16)		(16)	(0.01)
Gain on redemption of redeemable noncontrolling interest	—		—	—	199		199	0.14
	$(129)		$291	$0.20	$(158)		$(59)	$(0.04)

Adjusted net income attributable to common stock	N/A		$750	$0.51	N/A		$351	$0.25

	Years Ended December 31,
	2017				2016
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]	Per Share
Net income (loss) attributable to common stock	N/A		$1,817	$1.25	N/A		$(4,154)	$(3.16)

Cerro Verde royalty dispute[f]	$(348)		$(186)	$(0.13)	$—		$—	$—
PT-FI net charges for workforce reductions	(125)	[g]	(66)	(0.04)	—		—	—
Metals inventory adjustments and other net mining charges	(46)		(40)	(0.03)	(69)		(50)	(0.04)
Oil and gas inventory adjustments, asset impairment and other net charges	(11)	[c]	(11)	(0.01)	(196)	[c]	(196)	(0.14)
Oil and gas drillship settlements/idle rig credits (costs)	24		24	0.02	(926)		(926)	(0.70)
Impairment of oil and gas properties	—		—	—	(4,317)		(4,317)	(3.28)
Net noncash mark-to-market losses on oil derivative contracts	—		—	—	(41)		(41)	(0.03)
Net adjustments to environmental obligations and related litigation reserves	(210)		(210)	(0.14)	16		16	0.01
Net gain on sales of assets	81		81	0.06	649		649	0.49
Net gain on early extinguishment and exchanges of debt	21		21	0.01	26		26	0.02
Net tax credits[d]	N/A		438	0.30	N/A		374	0.28
Gain (loss) on discontinued operations	70	[e]	62	0.04	(198)		(198)	(0.15)
Gain on redemption of redeemable noncontrolling interest	—		—	—	199		199	0.15
	$(544)		$113	$0.08	$(4,857)		$(4,464)	$(3.39)

Adjusted net income attributable to common stock	N/A		$1,704	$1.17	N/A		$310	$0.23

a.	Reflects impact to FCX net income (loss) attributable to common stock (i.e., net of any taxes and noncontrolling interests).

b.	Primarily reflects net charges at Cerro Verde for tax related matters, including $11 million to production and delivery costs and $8 million to interest expense.

c.
Includes net charges in selling, general and administrative expenses totaling $17 million for the year 2017 for contract termination costs and $47 million in fourth-quarter 2016 and $85 million for the year 2016 for restructuring.

d.	Refer to “Income Taxes,” on page VIII, for further discussion of net tax credits.

e.
Primarily reflects adjustments to the estimated fair value of the potential $120 million in contingent consideration related to the 2016 sale of FCX’s interest in TFHL, which totaled $74 million at December 31, 2017, and will continue to be adjusted through December 31, 2019.

f.	Refer to “Consolidated Statements of Operations,” on page IV for a summary of these amounts.

g.	Includes net charges in selling, general and administrative expenses totaling $5 million.

VII

FREEPORT-McMoRan INC.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision for the fourth quarters and years 2017 and 2016 (in millions, except percentages):

	Three Months Ended December 31,
	2017				2016
			Income Tax				Income Tax
	Income	Effective	(Provision)		Income	Effective	(Provision)
	(Loss)[a]	Tax Rate	Benefit		(Loss)[a]	Tax Rate	Benefit
U.S.	$(25)	148%	$37	[b]	$(249)	26%	$65	[c]
South America	359	41%	(148)		211	48%	(102)	[d]
Indonesia	998	43%	(434)		514	45%	(230)
U.S. tax reform	—	N/A	393	[e]	—	N/A	—
Eliminations and other	(7)	N/A	13		16	N/A	(24)
Rate adjustment[f]	—	N/A	3		—	N/A	(1)
Continuing operations	$1,325	10%	$(136)		$492	59%	$(292)

	Years Ended December 31,
	2017					2016
				Income Tax				Income Tax
	Income	Effective		(Provision)		Income	Effective	(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate	Benefit
U.S.	$41	(156)%		$64	[b]	$(865)	41%	$357	[c]
South America	1,059	41%		(439)		501	43%	(216)	[d]
Indonesia	2,033	43%		(869)		1,058	42%	(442)
U.S. tax reform	—	N/A		393	[e]	—	N/A	—
Cerro Verde royalty dispute	(348)	N/A		(7)	[g]	—	N/A	—
Impairment of oil and gas properties	—	N/A		—		(4,317)	N/A	—	[h]
Eliminations and other	117	N/A		(25)		151	N/A	(70)
Continuing operations	$2,902	30%	[i]	$(883)		$(3,472)	(11)%	$(371)

a.	Represents income (loss) from continuing operations by geographic location before income taxes and equity in affiliated companies' net earnings.

b.
Includes tax credits of $24 million for the fourth quarter and year 2017 associated with changes in valuation allowances; the year 2017 also includes net tax credits of $21 million associated with alternative minimum tax (AMT) credit carryforwards. These credits are not related to the benefit resulting from U.S. tax reform presented separately in the above tables (refer to footnote e below).

c.	Includes tax credits of $67 million in fourth-quarter 2016 and $357 million for the year 2016 associated with AMT credits, changes to valuation allowances and net operating loss carryback claims.

d.	Includes a net tax credit of $13 million ($17 million net of noncontrolling interests) related to changes in Peruvian tax rules.

e.
The Tax Cuts and Jobs Act (the Act) enacted on December 22, 2017, includes significant modifications to existing U.S. tax laws and creates many new complex tax provisions. The Act reduces the corporate income tax rate to 21 percent, eliminates the corporate AMT, provides for a refund of AMT credit carryover, maintains hard minerals percentage depletion, allows for immediate expensing of certain qualified property and generally broadens the tax base. The Act also creates a territorial tax system (with a one-time mandatory tax on previously deferred foreign earnings), creates anti-base erosion rules that require companies to pay a minimum tax on foreign earnings and disallows certain payments from U.S. corporations to foreign related parties. FCX’s income tax provision for the fourth quarter and year 2017 includes provisional net tax credits associated with the Act totaling $393 million, including the reversal of valuation allowances associated with anticipated refunds of AMT credits over the next four years ($272 million, net of reserves) and a decrease in corporate income tax rates ($121 million). FCX’s income tax provision for the fourth quarter and year 2017 was not impacted by the Act’s one-time tax on deferred foreign earnings, as FCX has sufficient foreign tax credits to offset the tax. As the Act's tax provisions are numerous and complex, FCX continues to evaluate their impact.

f.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

g.
Includes tax charges of $136 million for disputed royalties and other related mining taxes for the period October 2011 through the year 2013, mostly offset by a tax benefit of $129 million associated with disputed royalties and other related mining taxes for the period December 2006 through the year 2013.

h.	Net of tax charges to establish valuation allowances against U.S. federal and state deferred tax assets that would not generate a future benefit.

i.
The consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $3.15 per pound for copper, $1,300 per ounce for gold and $10.00 per pound for molybdenum, FCX estimates its consolidated effective tax rate for the year 2018 will approximate 37 percent and would decrease with higher prices.

VIII

FREEPORT-McMoRan INC.
DERIVATIVE INSTRUMENTS
For the year 2017, FCX's mined copper was sold 59 percent in concentrate, 19 percent as cathode and 22 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $3.09 per pound during fourth-quarter 2017, compared to FCX's average realized price of $3.21 per pound. Following is a summary of the favorable adjustments to prior periods' provisionally priced copper sales for the fourth quarters and years 2017 and 2016 (in millions, except per share amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues	$104	$129	$81	$5
Net income attributable to common stock	$42	$57	$34	$2
Net income per share of common stock	$0.03	$0.04	$0.02	$—
At December 31, 2017, FCX had provisionally priced copper sales at its copper mining operations totaling 438 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $3.28 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the December 31, 2017, provisional price recorded would have an approximate $13 million effect on 2018 net income attributable to common stock. The LME spot copper price closed at $3.23 per pound on January 24, 2018.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to net income attributable to common stock totaling $21 million in fourth-quarter 2017, $15 million in fourth-quarter 2016, $21 million for the year 2017 and $8 million for the year 2016. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $96 million at December 31, 2017. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde and Grasberg (Indonesia Mining) copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
FCX’s reportable segments previously included U.S. Oil & Gas operations. During 2016, FCX completed the sales of its Deepwater Gulf of Mexico, onshore California and Haynesville oil and gas properties. As a result, beginning in 2017, the U.S. oil and gas operations no longer qualify as a reportable segment, and oil and gas results for all periods presented have been included in Corporate, Other & Eliminations in the following tables.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

IX

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
		Other		Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations[a]		Total
Three Months Ended December 31, 2017
Revenues:
Unaffiliated customers	$60	$58	$118	$754	$166	$920	$1,725	[b]	$—	$1,166	$619	$493	[c]	$5,041
Intersegment	511	588	1,099	148	—	148	—		69	4	—	(1,320)		—
Production and delivery	280	433	713	428	121	549	510		61	1,171	597	(790)		2,811
Depreciation, depletion and amortization	40	55	95	109	24	133	184		18	3	7	17		457
Selling, general and administrative expenses	—	—	—	2	—	2	34		—	—	5	77		118
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	33		33
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	170		170
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(15)		(15)
Operating income (loss)	251	158	409	363	21	384	997		(10)	(4)	10	(319)		1,467

Interest expense, net	1	—	1	25	—	25	3		—	—	5	134		168
Provision for (benefit from) income taxes	—	—	—	148	—	148	434		—	—	1	(447)	[d]	136
Total assets at December 31, 2017	2,861	4,241	7,102	8,878	1,702	10,580	10,911		1,858	277	822	5,752	[e]	37,302
Capital expenditures	36	25	61	43	7	50	212		1	1	11	54		390

Three Months Ended December 31, 2016
Revenues:
Unaffiliated customers	$88	$29	$117	$756	$131	$887	$1,219	[b]	$—	$1,013	$465	$676	[c]	$4,377
Intersegment	392	585	977	32	—	32	3		50	7	2	(1,071)		—
Production and delivery	256	429	685	424	94	518	566		52	1,016	437	(534)	[f]	2,740
Depreciation, depletion and amortization	47	76	123	124	27	151	100		17	3	7	192		593
Metals inventory adjustments	—	(5)	(5)	—	—	—	—		3	—	—	11		9
Selling, general and administrative expenses	—	1	1	3	—	3	30		—	—	4	161	[f]	199
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	17		18
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	2		2
Net loss on sale of assets	—	—	—	—	—	—	—		—	—	—	113		113
Operating income (loss)	177	112	289	237	10	247	526		(22)	1	19	(357)		703

Interest expense, net	1	—	1	19	—	19	—		—	—	4	157		181
Provision for (benefit from) income taxes	—	—	—	96	6	102	230		—	—	4	(44)		292
Total assets at December 31, 2016	2,863	4,448	7,311	9,076	1,533	10,609	10,493		1,934	220	658	6,092	[e]	37,317
Capital expenditures	6	9	15	50	—	50	319		—	—	5	115		504

a.	Includes U.S. oil and gas operations, which were previously a reportable segment.

b.	Includes PT-FI's sales to PT Smelting totaling $577 million in fourth-quarter 2017 and $490 million in fourth-quarter 2016.

c.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and certain of the North America and South America copper mines.

d.
Includes provisional tax credits totaling $393 million related to U.S. tax reform, primarily for the reversal of valuation allowances associated with the anticipated refund of AMT credits and a decrease in corporate income tax rates. Refer to “Income Taxes,” on page VIII, for further discussion.

e.
Includes (i) assets held for sale totaling $598 million at December 31, 2017, and $344 million at December 31, 2016, primarily associated with Freeport Cobalt and the Kisanfu exploration project and (ii) assets associated with oil and gas operations totaling $271 million at December 31, 2017, and $467 million at December 31, 2016.

f.
Includes net charges for oil and gas operations totaling $95 million in production and delivery costs, primarily for idle rig and contract termination costs, inventory adjustments, asset impairments and other net charges, and $47 million in selling, general and administrative expenses for net restructuring charges.

X

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic	Corporate
	North America Copper Mines			South America Mining								Copper	Other
		Other		Cerro		Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Mines	Total	Verde		Mines	Total	Mining		Mines	Refining	& Refining	nations[a]		Total
Year Ended December 31, 2017
Revenues:
Unaffiliated customers	$228	$180	$408	$2,811		$498	$3,309	$4,445	[b]	$—	$4,456	$2,031	$1,754	[c]	$16,403
Intersegment	1,865	2,292	4,157	385		—	385	—		268	26	1	(4,837)		—
Production and delivery	1,052	1,715	2,767	1,878	[d]	366	2,244	1,743	[e]	229	4,470	1,966	(3,119)		10,300
Depreciation, depletion and amortization	178	247	425	441		84	525	556		76	10	28	94		1,714
Metals inventory adjustments	—	2	2	—		—	—	—		1	—	—	5		8
Selling, general and administrative expenses	2	2	4	9		—	9	126	[e]	—	—	18	327		484
Mining exploration and research expenses	—	2	2	—		—	—	—		—	—	—	92		94
Environmental obligations and shutdown costs	—	—	—	—		—	—	—		—	—	—	251		251
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—	(81)		(81)
Operating income (loss)	861	504	1,365	868		48	916	2,020		(38)	2	20	(652)		3,633

Interest expense, net	3	1	4	212	[d]	—	212	4		—	—	18	563		801
Provision for (benefit from) income taxes	—	—	—	436	[d]	10	446	869		—	—	5	(437)	[f]	883
Capital expenditures	114	53	167	103		12	115	875		5	4	41	203		1,410

Year Ended December 31, 2016
Revenues:
Unaffiliated customers	$444	$240	$684	$2,241		$510	$2,751	$3,233	[b]	$—	$3,833	$1,825	$2,504	[c]	$14,830
Intersegment	1,511	2,179	3,690	187		—	187	62		186	29	5	(4,159)		—
Production and delivery	1,169	1,763	2,932	1,351		407	1,758	1,794		199	3,836	1,712	(1,534)	[g]	10,697
Depreciation, depletion and amortization	217	313	530	443		110	553	384		68	10	29	956		2,530
Impairment of oil and gas properties	—	—	—	—		—	—	—		—	—	—	4,317		4,317
Metals inventory adjustments	—	1	1	—		—	—	—		15	—	—	20		36
Selling, general and administrative expenses	2	3	5	8		1	9	90		—	—	17	486	[g]	607
Mining exploration and research expenses	—	3	3	—		—	—	—		—	—	—	61		64
Environmental obligations and shutdown costs	—	—	—	—		—	—	—		—	—	—	20		20
Net gain on sales of assets	(576)	—	(576)	—		—	—	—		—	—	—	(73)		(649)
Operating income (loss)	1,143	336	1,479	626		(8)	618	1,027		(96)	16	72	(5,908)		(2,792)

Interest expense, net	3	1	4	82		—	82	—		—	—	15	654		755
Provision for (benefit from) income taxes	—	—	—	222		(6)	216	442		—	—	9	(296)		371
Capital expenditures	77	25	102	380		2	382	1,025		2	1	17	1,284	[h]	2,813

a.	Includes U.S. oil and gas operations, which were previously a reportable segment.

b.	Includes PT-FI's sales to PT Smelting totaling $2.0 billion in 2017 and $1.4 billion in 2016.

c.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and certain of the North America and South America copper mines.

d.	Includes net charges of $203 million in production and delivery costs, $145 million in interest expense and $7 million in provision for income taxes associated with disputed royalties for prior years.

e.	Includes net charges of $120 million in production and delivery costs and $5 million in selling, general and administrative expenses for PT-FI workforce reductions.

f.
Includes provisional tax credits totaling $393 million related to U.S. tax reform, primarily for the reversal of valuation allowances associated with the anticipated refund of AMT credits and a decrease in corporate income tax rates. Refer to “Income Taxes,” on page VIII, for further discussion.

g.
Includes net charges for oil and gas operations totaling $1.0 billion in production and delivery costs, primarily for drillship settlements/idle rig and contract termination costs, inventory adjustments, asset impairments and other net charges, and $85 million in selling, general and administrative expenses for net restructuring charges.

h.	Includes $1.2 billion associated with oil and gas operations and $73 million associated with discontinued operations.

XI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash (credits) costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash (credits) costs, consist of items such as stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

XII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2017
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,117	$1,117	$70	$28	$1,215
Site production and delivery, before net noncash
and other costs shown below	635	589	52	17	658
By-product credits	(75)	—	—	—	—
Treatment charges	36	34	—	2	36
Net cash costs	596	623	52	19	694
Depreciation, depletion and amortization (DD&A)	94	88	4	2	94
Noncash and other costs, net	22	21	—	1	22
Total costs	712	732	56	22	810
Revenue adjustments, primarily for pricing
on prior period open sales	7	7	—	—	7
Gross profit	$412	$392	$14	$6	$412

Copper sales (millions of recoverable pounds)	354	354
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.15	$3.15	$8.48
Site production and delivery, before net noncash
and other costs shown below	1.79	1.66	6.24
By-product credits	(0.21)	—	—
Treatment charges	0.10	0.10	—
Unit net cash costs	1.68	1.76	6.24
DD&A	0.27	0.25	0.50
Noncash and other costs, net	0.06	0.06	0.10
Total unit costs	2.01	2.07	6.84
Revenue adjustments, primarily for pricing
on prior period open sales	0.02	0.02	—
Gross profit per pound	$1.16	$1.10	$1.64

Reconciliation to Amounts Reported
(In millions)
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,215	$658	$94
Treatment charges	(17)	19	—
Noncash and other costs, net	—	22	—
Revenue adjustments, primarily for pricing
on prior period open sales	7	—	—
Eliminations and other	12	14	1
North America copper mines	1,217	713	95
Other mining[c]	4,651	2,888	345
Corporate, other & eliminations	(827)	(790)	17
As reported in FCX's consolidated financial statements	$5,041	$2,811	$457

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.
Represents the combined total for FCX's other mining operations, including South America mining, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,016	$1,016	$58	$18	$1,092
Site production and delivery, before net noncash
and other costs shown below	605	570	45	12	627
By-product credits	(54)	—	—	—	—
Treatment charges	45	44	—	1	45
Net cash costs	596	614	45	13	672
DD&A	123	116	5	2	123
Metals inventory adjustments	(5)	(5)	—	—	(5)
Noncash and other costs, net	18	17	1	—	18
Total costs	732	742	51	15	808
Revenue adjustments, primarily for pricing
on prior period open sales	6	6	—	—	6
Gross profit	$290	$280	$7	$3	$290

Copper sales (millions of recoverable pounds)	415	415
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.45	$2.45	$6.63
Site production and delivery, before net noncash
and other costs shown below	1.46	1.37	5.14
By-product credits	(0.13)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.44	1.48	5.14
DD&A	0.29	0.28	0.59
Metals inventory adjustments	(0.01)	(0.01)	—
Noncash and other costs, net	0.04	0.04	0.06
Total unit costs	1.76	1.79	5.79
Revenue adjustments, primarily for pricing
on prior period open sales	0.01	0.01	—
Gross profit per pound	$0.70	$0.67	$0.84

Reconciliation to Amounts Reported				Metals
(In millions)		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,092	$627	$123	(5)
Treatment charges	(16)	29	—	—
Noncash and other costs, net	—	18	—	—
Revenue adjustments, primarily for pricing
on prior period open sales	6	—	—	—
Eliminations and other	12	11	—	—
North America copper mines	1,094	685	123	(5)
Other mining[c]	3,678	2,589	278	3
Corporate, other & eliminations	(395)	(534)	192	11
As reported in FCX's consolidated financial statements	$4,377	$2,740	$593	$9

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.
Represents the combined total for FCX's other mining operations, including South America mining, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2017
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,215	$4,215	$254	$90	$4,559
Site production and delivery, before net noncash
and other costs shown below	2,429	2,277	188	52	2,517
By-product credits	(256)	—	—	—	—
Treatment charges	157	150	—	7	157
Net cash costs	2,330	2,427	188	59	2,674
DD&A	423	397	18	8	423
Metals inventory adjustments	2	2	—	—	2
Noncash and other costs, net	88	85	2	1	88
Total costs	2,843	2,911	208	68	3,187
Revenue adjustments, primarily for pricing
on prior period open sales	4	4	—	—	4
Gross profit	$1,376	$1,308	$46	$22	$1,376

Copper sales (millions of recoverable pounds)	1,481	1,481
Molybdenum sales (millions of recoverable pounds)[a]			33

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.85	$2.85	$7.80
Site production and delivery, before net noncash
and other costs shown below	1.64	1.54	5.78
By-product credits	(0.17)	—	—
Treatment charges	0.10	0.10	—
Unit net cash costs	1.57	1.64	5.78
DD&A	0.29	0.27	0.54
Metals inventory adjustments	—	—	—
Noncash and other costs, net	0.06	0.06	0.07
Total unit costs	1.92	1.97	6.39
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Gross profit per pound	$0.93	$0.88	$1.41

Reconciliation to Amounts Reported
(In millions)				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$4,559	$2,517	$423	$2
Treatment charges	(52)	105	—	—
Noncash and other costs, net	—	88	—	—
Revenue adjustments, primarily for pricing
on prior period open sales	4	—	—	—
Eliminations and other	54	57	2	—
North America copper mines	4,565	2,767	425	2
Other mining[c]	14,921	10,652	1,195	1
Corporate, other & eliminations	(3,083)	(3,119)	94	5
As reported in FCX's consolidated financial statements	$16,403	$10,300	$1,714	$8

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.
Represents the combined total for FCX's other mining operations, including South America mining, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,113	$4,113	$213	$94	$4,420
Site production and delivery, before net noncash
and other costs shown below	2,613	2,474	166	58	2,698
By-product credits	(222)	—	—	—	—
Treatment charges	193	185	—	8	193
Net cash costs	2,584	2,659	166	66	2,891
DD&A	527	496	20	11	527
Metals inventory adjustments	1	1	—	—	1
Noncash and other costs, net	87	84	2	1	87
Total costs	3,199	3,240	188	78	3,506
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	(1)	—	—	(1)
Gross profit	$913	$872	$25	$16	$913

Copper sales (millions of recoverable pounds)	1,836	1,836
Molybdenum sales (millions of recoverable pounds)[a]			33

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.24	$2.24	$6.34
Site production and delivery, before net noncash
and other costs shown below	1.42	1.35	4.93
By-product credits	(0.12)	—	—
Treatment charges	0.11	0.10	—
Unit net cash costs	1.41	1.45	4.93
DD&A	0.29	0.27	0.60
Metals inventory adjustments	—	—	—
Noncash and other costs, net	0.05	0.05	0.06
Total unit costs	1.75	1.77	5.59
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Gross profit per pound	$0.49	$0.47	$0.75

Reconciliation to Amounts Reported
(In millions)				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$4,420	$2,698	$527	$1
Treatment charges	(90)	103	—	—
Noncash and other costs, net	—	87	—	—
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	—	—	—
Eliminations and other	45	44	3	—
North America copper mines	4,374	2,932	530	1
Other mining[c]	12,111	9,299	1,044	15
Corporate, other & eliminations	(1,655)	(1,534)	956	20
As reported in FCX's consolidated financial statements	$14,830	$10,697	$2,530	$36

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.
Represents the combined total for FCX's other mining operations, including South America mining, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2017
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,001	$1,001	$77	$1,078
Site production and delivery, before net noncash
and other costs shown below	531	498	48	546
By-product credits	(62)	—	—	—
Treatment charges	68	68	—	68
Royalty on metals	2	2	—	2
Net cash costs	539	568	48	616
DD&A	133	124	9	133
Noncash and other costs, net	6	7	(1)	6
Total costs	678	699	56	755
Revenue adjustments, primarily for pricing
on prior period open sales	62	62	—	62
Gross profit	$385	$364	$21	$385

Copper sales (millions of recoverable pounds)	312	312

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.22	$3.22
Site production and delivery, before net noncash
and other costs shown below	1.71	1.60
By-product credits	(0.20)	—
Treatment charges	0.21	0.21
Royalty on metals	0.01	0.01
Unit net cash costs	1.73	1.82
DD&A	0.43	0.40
Noncash and other costs, net	0.02	0.03
Total unit costs	2.18	2.25
Revenue adjustments, primarily for pricing
on prior period open sales	0.20	0.20
Gross profit per pound	$1.24	$1.17

Reconciliation to Amounts Reported
(In millions)
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,078	$546	$133
Treatment charges	(68)	—	—
Royalty on metals	(2)	—	—
Noncash and other costs, net	—	6	—
Revenue adjustments, primarily for pricing
on prior period open sales	62	—	—
Eliminations and other	(2)	(3)	—
South America mining	1,068	549	133
Other mining[b]	4,800	3,052	307
Corporate, other & eliminations	(827)	(790)	17
As reported in FCX's consolidated financial statements	$5,041	$2,811	$457

a.
Includes silver sales of 967 thousand ounces ($16.97 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.
Represents the combined total for FCX's other mining operations, including North America copper mines, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$898	$898	$47	$945
Site production and delivery, before net noncash
and other costs shown below	485	463	33	496
By-product credits	(36)	—	—	—
Treatment charges	90	90	—	90
Royalty on metals	2	2	—	2
Net cash costs	541	555	33	588
DD&A	151	144	7	151
Noncash and other costs, net	23	22	1	23
Total costs	715	721	41	762
Revenue adjustments, primarily for pricing
on prior period open sales	67	67	—	67
Gross profit	$250	$244	$6	$250

Copper sales (millions of recoverable pounds)	359	359

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.50	$2.50
Site production and delivery, before net noncash
and other costs shown below	1.35	1.29
By-product credits	(0.10)	—
Treatment charges	0.25	0.25
Royalty on metals	0.01	0.01
Unit net cash costs	1.51	1.55
DD&A	0.42	0.40
Noncash and other costs, net	0.07	0.06
Total unit costs	2.00	2.01
Revenue adjustments, primarily for pricing
on prior period open sales	0.19	0.19
Gross profit per pound	$0.69	$0.68

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$945	$496	$151
Treatment charges	(90)	—	—
Royalty on metals	(2)	—	—
Noncash and other costs, net	—	23	—
Revenue adjustments, primarily for pricing
on prior period open sales	67	—	—
Eliminations and other	(1)	(1)	—
South America mining	919	518	151
Other mining[b]	3,853	2,756	250
Corporate, other & eliminations	(395)	(534)	192
As reported in FCX's consolidated financial statements	$4,377	$2,740	$593

a. Includes silver sales of 981 thousand ounces ($18.23 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for FCX's other mining operations, including North America copper mines, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2017
(In millions)		By-Product		Co-Product Method
		Method		Copper	Other[a]	Total
Revenues, excluding adjustments		$3,668		$3,668	$267	$3,935
Site production and delivery, before net noncash
and other costs shown below		1,960		1,838	171	2,009
By-product credits		(218)		—	—	—
Treatment charges		272		272	—	272
Royalty on metals		8		7	1	8
Net cash costs		2,022		2,117	172	2,289
DD&A		525		489	36	525
Noncash and other costs, net		241	[b]	224	17	241
Total costs		2,788		2,830	225	3,055
Revenue adjustments, primarily for pricing
on prior period open sales		41		41	—	41
Gross profit		$921		$879	$42	$921

Copper sales (millions of recoverable pounds)		1,235		1,235

Gross profit per pound of copper:

Revenues, excluding adjustments		$2.97		$2.97
Site production and delivery, before net noncash
and other costs shown below		1.59		1.49
By-product credits		(0.18)		—
Treatment charges		0.22		0.22
Royalty on metals		0.01		0.01
Unit net cash costs		1.64		1.72
DD&A		0.43		0.39
Noncash and other costs, net		0.19	[b]	0.18
Total unit costs		2.26		2.29
Revenue adjustments, primarily for pricing
on prior period open sales		0.03		0.03
Gross profit per pound		$0.74		$0.71

Reconciliation to Amounts Reported
(In millions)				Production
		Revenues		and Delivery	DD&A
Totals presented above		$3,935		$2,009	$525
Treatment charges		(272)		—	—
Royalty on metals		(8)		—	—
Noncash and other costs, net		—		241	—
Revenue adjustments, primarily for pricing
on prior period open sales		41		—	—
Eliminations and other		(2)		(6)	—
South America mining		3,694		2,244	525
Other mining[c]	—	15,792		11,175	1,095
Corporate, other & eliminations	—	(3,083)		(3,119)	94
As reported in FCX's consolidated financial statements		$16,403		$10,300	$1,714

a. Includes silver sales of 3.8 million ounces ($16.74 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Includes charges totaling $203 million ($0.16 per pound of copper) associated with disputed Cerro Verde royalties for prior years.
c. Represents the combined total for FCX's other mining operations, including North America copper mines, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XIX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$3,077	$3,077	$176	$3,253
Site production and delivery, before net noncash
and other costs shown below	1,681	1,601	120	1,721
By-product credits	(136)	—	—	—
Treatment charges	320	320	—	320
Royalty on metals	7	6	1	7
Net cash costs	1,872	1,927	121	2,048
DD&A	552	523	29	552
Noncash and other costs, net	40	38	2	40
Total costs	2,464	2,488	152	2,640
Revenue adjustments, primarily for pricing
on prior period open sales	11	11	—	11
Gross profit	$624	$600	$24	$624

Copper sales (millions of recoverable pounds)	1,332	1,332

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.31	$2.31
Site production and delivery, before net noncash
and other costs shown below	1.26	1.20
By-product credits	(0.10)	—
Treatment charges	0.24	0.24
Royalty on metals	0.01	—
Unit net cash costs	1.41	1.44
DD&A	0.41	0.39
Noncash and other costs, net	0.03	0.03
Total unit costs	1.85	1.86
Revenue adjustments, primarily for pricing
on prior period open sales	0.01	0.01
Gross profit per pound	$0.47	$0.46

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$3,253	$1,721	$552
Treatment charges	(320)	—	—
Royalty on metals	(7)	—	—
Noncash and other costs, net	—	40	—
Revenue adjustments, primarily for pricing
on prior period open sales	11	—	—
Eliminations and other	1	(3)	1
South America mining	2,938	1,758	553
Other mining[b]	13,547	10,473	1,021
Corporate, other & eliminations	(1,655)	(1,534)	956
As reported in FCX's consolidated financial statements	$14,830	$10,697	$2,530

a. Includes silver sales of 3.7 million ounces ($18.05 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for FCX's other mining operations, including North America copper mines, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Credits

Three Months Ended December 31, 2017
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,140		$1,140	$750	$17	$1,907
Site production and delivery, before net noncash
and other costs shown below	476		284	187	5	476
Gold and silver credits	(763)		—	—	—	—
Treatment charges	91		54	36	1	91
Export duties	53		32	21	—	53
Royalty on metals	67		39	28	—	67
Net cash (credits) costs	(76)		409	272	6	687
DD&A	184		110	72	2	184
Noncash and other costs, net	23	[b]	14	9	—	23
Total costs	131		533	353	8	894
Revenue adjustments, primarily for pricing on
prior period open sales	33		33	(4)	—	29
PT Smelting intercompany loss	(11)		(7)	(4)	—	(11)
Gross profit	$1,031		$633	$389	$9	$1,031

Copper sales (millions of recoverable pounds)	351		351
Gold sales (thousands of recoverable ounces)				584

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.25		$3.25	$1,285
Site production and delivery, before net noncash
and other costs shown below	1.36		0.81	320
Gold and silver credits	(2.18)		—	—
Treatment charges	0.26		0.16	61
Export duties	0.15		0.09	36
Royalty on metals	0.19		0.11	48
Unit net cash (credits) costs	(0.22)		1.17	465
DD&A	0.53		0.31	124
Noncash and other costs, net	0.07	[b]	0.04	16
Total unit costs	0.38		1.52	605
Revenue adjustments, primarily for pricing on
prior period open sales	0.10		0.10	(6)
PT Smelting intercompany loss	(0.03)		(0.02)	(8)
Gross profit per pound/ounce	$2.94		$1.81	$666

Reconciliation to Amounts Reported
(In millions)			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,907		$476	$184
Treatment charges	(91)		—	—
Export duties	(53)		—	—
Royalty on metals	(67)		—	—
Noncash and other costs, net	—		23	—
Revenue adjustments, primarily for pricing on
prior period open sales	29		—	—
PT Smelting intercompany loss	—		11	—
Indonesia mining	1,725		510	184
Other mining[c]	4,143		3,091	256
Corporate, other & eliminations	(827)		(790)	17
As reported in FCX's consolidated financial statements	$5,041		$2,811	$457

a.Includes silver sales of 1.0 million ounces ($16.28 per ounce average realized price).

b.	Includes $8 million ($0.02 per pound of copper) of costs charged directly to production and delivery costs as a result of workforce reductions.

c.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XXI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$874	$874	$470	$15	$1,359
Site production and delivery, before net noncash
and other costs shown below	527	339	182	6	527
Gold and silver credits	(473)	—	—	—	—
Treatment charges	95	61	33	1	95
Export duties	32	21	11	—	32
Royalty on metals	47	28	18	1	47
Net cash costs	228	449	244	8	701
DD&A	100	64	35	1	100
Noncash and other costs, net	20	13	7	—	20
Total costs	348	526	286	9	821
Revenue adjustments, primarily for pricing on
prior period open sales	49	49	(11)	(1)	37
PT Smelting intercompany loss	(19)	(13)	(6)	—	(19)
Gross profit	$556	$384	$167	$5	$556

Copper sales (millions of recoverable pounds)	352	352
Gold sales (thousands of recoverable ounces)			401

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.48	$2.48	$1,174
Site production and delivery, before net noncash
and other costs shown below	1.50	0.96	455
Gold and silver credits	(1.34)	—	—
Treatment charges	0.27	0.17	82
Export duties	0.09	0.06	28
Royalty on metals	0.13	0.09	46
Unit net cash costs	0.65	1.28	611
DD&A	0.29	0.18	87
Noncash and other costs, net	0.06	0.04	17
Total unit costs	1.00	1.50	715
Revenue adjustments, primarily for pricing on
prior period open sales	0.14	0.14	(26)
PT Smelting intercompany loss	(0.05)	(0.03)	(16)
Gross profit per pound/ounce	$1.57	$1.09	$417

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,359	$527	$100
Treatment charges	(95)	—	—
Export duties	(32)	—	—
Royalty on metals	(47)	—	—
Noncash and other costs, net	—	20	—
Revenue adjustments, primarily for pricing on
prior period open sales	37	—	—
PT Smelting intercompany loss	—	19	—
Indonesia mining	1,222	566	100
Other mining[b]	3,550	2,708	301
Corporate, other & eliminations	(395)	(534)	192
As reported in FCX's consolidated financial statements	$4,377	$2,740	$593

a.Includes silver sales of 907 thousand ounces ($16.24 per ounce average realized price).

b.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XXII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2017
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$2,945		$2,945	$1,952	$49	$4,946
Site production and delivery, before net noncash
and other costs shown below	1,552		924	612	16	1,552
Gold and silver credits	(2,010)		—	—	—	—
Treatment charges	261		156	103	2	261
Export duties	115		68	46	1	115
Royalty on metals	173		98	73	2	173
Net cash costs	91		1,246	834	21	2,101
DD&A	556		331	220	5	556
Noncash and other costs, net	163	[b]	97	64	2	163
Total costs	810		1,674	1,118	28	2,820
Revenue adjustments, primarily for pricing on
prior period open sales	39		39	9	—	48
PT Smelting intercompany loss	(28)		(17)	(11)	—	(28)
Gross profit	$2,146		$1,293	$832	$21	$2,146

Copper sales (millions of recoverable pounds)	981		981
Gold sales (thousands of recoverable ounces)				1,540

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.00		$3.00	$1,268
Site production and delivery, before net noncash
and other costs shown below	1.58		0.94	398
Gold and silver credits	(2.05)		—	—
Treatment charges	0.27		0.16	67
Export duties	0.12		0.07	30
Royalty on metals	0.17		0.10	47
Unit net cash costs	0.09		1.27	542
DD&A	0.57		0.34	142
Noncash and other costs, net	0.17	[b]	0.10	42
Total unit costs	0.83		1.71	726
Revenue adjustments, primarily for pricing on
prior period open sales	0.04		0.04	6
PT Smelting intercompany loss	(0.02)		(0.01)	(7)
Gross profit per pound/ounce	$2.19		$1.32	$541

Reconciliation to Amounts Reported
(In millions)			Production
	Revenues		and Delivery	DD&A
Totals presented above	$4,946		$1,552	$556
Treatment charges	(261)		—	—
Export duties	(115)		—	—
Royalty on metals	(173)		—	—
Noncash and other costs, net	—		163	—
Revenue adjustments, primarily for pricing on
prior period open sales	48		—	—
PT Smelting intercompany loss	—		28	—
Indonesia mining	4,445		1,743	556
Other mining[c]	15,041		11,676	1,064
Corporate, other & eliminations	(3,083)		(3,119)	94
As reported in FCX's consolidated financial statements	$16,403		$10,300	$1,714

a.Includes silver sales of 3.0 million ounces ($16.56 per ounce average realized price).

b.	Includes $120 million ($0.12 per pound of copper) of costs charged directly to production and delivery costs as a result of workforce reductions.

c.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XXIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$2,448	$2,448	$1,304	$50	$3,802
Site production and delivery, before net noncash
and other costs shown below	1,717	1,106	589	22	1,717
Gold and silver credits	(1,371)	—	—	—	—
Treatment charges	297	191	102	4	297
Export duties	95	61	33	1	95
Royalty on metals	131	79	50	2	131
Net cash costs	869	1,437	774	29	2,240
DD&A	384	247	132	5	384
Noncash and other costs, net	51	33	17	1	51
Total costs	1,304	1,717	923	35	2,675
Revenue adjustments, primarily for pricing on
prior period open sales	(1)	(1)	17	—	16
PT Smelting intercompany loss	(26)	(17)	(9)	—	(26)
Gross profit	$1,117	$713	$389	$15	$1,117

Copper sales (millions of recoverable pounds)	1,054	1,054
Gold sales (thousands of recoverable ounces)			1,054

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.32	$2.32	$1,237
Site production and delivery, before net noncash
and other costs shown below	1.63	1.05	559
Gold and silver credits	(1.30)	—	—
Treatment charges	0.28	0.18	97
Export duties	0.09	0.06	31
Royalty on metals	0.13	0.07	47
Unit net cash costs	0.83	1.36	734
DD&A	0.36	0.24	125
Noncash and other costs, net	0.05	0.03	17
Total unit costs	1.24	1.63	876
Revenue adjustments, primarily for pricing on
prior period open sales	—	—	16
PT Smelting intercompany loss	(0.02)	(0.02)	(8)
Gross profit per pound/ounce	$1.06	$0.67	$369

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$3,802	$1,717	$384
Treatment charges	(297)	—	—
Export duties	(95)	—	—
Royalty on metals	(131)	—	—
Noncash and other costs, net	—	51	—
Revenue adjustments, primarily for pricing on
prior period open sales	16	—	—
PT Smelting intercompany loss	—	26	—
Indonesia mining	3,295	1,794	384
Other mining[b]	13,190	10,437	1,190
Corporate, other & eliminations	(1,655)	(1,534)	956
As reported in FCX's consolidated financial statements	$14,830	$10,697	$2,530

a.	Includes silver sales of 2.9 million ounces ($17.09 per ounce average realized price).

b.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Molybdenum mining, Rod & Refining and Atlantic Copper Smelting and Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX.

XXIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended December 31,
(In millions)	2017	2016

Revenues, excluding adjustments[a]	$75	$55
Site production and delivery, before net noncash and other costs shown below	59	49
Treatment charges and other	6	5
Net cash costs	65	54
DD&A	18	17
Metals inventory adjustments	—	3
Noncash and other costs, net	2	3
Total costs	85	77
Gross loss	$(10)	$(22)

Molybdenum sales (millions of recoverable pounds)[a]	8	7

Gross loss per pound of molybdenum:

Revenues, excluding adjustments[a]	$9.72	$8.25
Site production and delivery, before net noncash and other costs shown below	7.55	7.41
Treatment charges and other	0.85	0.85
Unit net cash costs	8.40	8.26
DD&A	2.42	2.51
Metals inventory adjustments	—	0.45
Noncash and other costs, net	0.23	0.35
Total unit costs	11.05	11.57
Gross loss per pound	$(1.33)	$(3.32)

Reconciliation to Amounts Reported
(In millions)
				Metals
		Production		Inventory
Three Months Ended December 31, 2017	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$75	$59	$18	$—
Treatment charges and other	(6)	—	—	—
Noncash and other costs, net	—	2	—	—
Molybdenum mines	69	61	18	—
Other mining[b]	5,799	3,540	422	—
Corporate, other & eliminations	(827)	(790)	17	—
As reported in FCX's consolidated financial statements	$5,041	$2,811	$457	$—

Three Months Ended December 31, 2016
Totals presented above	$55	$49	$17	$3
Treatment charges and other	(5)	—	—	—
Noncash and other costs, net	—	3	—	—
Molybdenum mines	50	52	17	3
Other mining[b]	4,722	3,222	384	(5)
Corporate, other & eliminations	(395)	(534)	192	11
As reported in FCX's consolidated financial statements	$4,377	$2,740	$593	$9

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Indonesia mining, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Years Ended December 31,
(In millions)	2017	2016

Revenues, excluding adjustments[a]	$295	$208
Site production and delivery, before net noncash and other costs shown below	223	195
Treatment charges and other	27	22
Net cash costs	250	217
DD&A	76	68
Metals inventory adjustments	1	15
Noncash and other costs, net	6	4
Total costs	333	304
Gross loss	$(38)	$(96)

Molybdenum sales (millions of recoverable pounds)[a]	32	26

Gross loss per pound of molybdenum:

Revenues, excluding adjustments[a]	$9.22	$8.02
Site production and delivery, before net noncash and other costs shown below	6.94	7.50
Treatment charges and other	0.85	0.86
Unit net cash costs	7.79	8.36
DD&A	2.39	2.62
Metals inventory adjustments	0.02	0.58
Noncash and other costs, net	0.21	0.15
Total unit costs	10.41	11.71
Gross loss per pound	$(1.19)	$(3.69)

Reconciliation to Amounts Reported
(In millions)
				Metals
		Production		Inventory
Year Ended December 31, 2017	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$295	$223	$76	$1
Treatment charges and other	(27)	—	—	—
Noncash and other costs, net	—	6	—	—
Molybdenum mines	268	229	76	1
Other mining[b]	19,218	13,190	1,544	2
Corporate, other & eliminations	(3,083)	(3,119)	94	5
As reported in FCX's consolidated financial statements	$16,403	$10,300	$1,714	$8

Year Ended December 31, 2016
Totals presented above	$208	$195	$68	$15
Treatment charges and other	(22)	—	—	—
Noncash and other costs, net	—	4	—	—
Molybdenum mines	186	199	68	15
Other mining[b]	16,299	12,032	1,506	1
Corporate, other & eliminations	(1,655)	(1,534)	956	20
As reported in FCX's consolidated financial statements	$14,830	$10,697	$2,530	$36

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Indonesia mining, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page IX. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVI